As filed with the Securities and Exchange Commission on November 1, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________________________________________
HOULIHAN LOKEY, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	6282 (Primary Standard Industrial Classification Code Number)	95-2770395 (I.R.S. Employer Identification Number)

10250 Constellation Blvd., 5th Floor
Los Angeles, CA 90067
Telephone: (310) 788-5200

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)
____________________________________________________________________________

Christopher M. Crain, Esq.
General Counsel
10250 Constellation Blvd., 5th Floor
Los Angeles, CA 90067
Telephone: (310) 788-5200

(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)
____________________________________________________________________________
Copies to:
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Telephone: (310) 485-1234

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, par value $0.001 per share	21,610,331	$24.37	$526,643,766	$61,038.01

(1)	This registration statement registers 21,610,331 shares of Class A common stock that may sold by the selling stockholder named in the prospectus that forms a part of this Registration Statement.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and the maximum aggregate offering price are based on the closing price of the shares of Class A common stock on October 31, 2016, as reported on the New York Stock Exchange.

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           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2016
PRELIMINARY PROSPECTUS
21,610,331 Shares
HOULIHAN LOKEY, INC.
Class A Common Stock
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This prospectus relates to up to 21,610,331 shares of Class A common stock that may be sold by the selling stockholder named in this prospectus from time to time, which are issuable upon conversion of an equivalent number of shares of Class B common stock held by the selling stockholder.
The Class A common stock offered by the selling stockholder may be sold through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commission. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution" herein.
We are not selling any common stock under this prospectus and will not receive any cash proceeds from the Class A common stock sold by the selling stockholder pursuant to this prospectus.
Our Class A common stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "HLI." On October 31, 2016, the NYSE official closing price of our Class A common stock was $24.37 per share.
We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.
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        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 4.
        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
, 2016

The selling stockholder has not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or the documents incorporated by reference in this prospectus. The selling stockholder takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our Class A common stock means that information contained in this prospectus or the documents incorporated by reference in this prospectus are correct after the date of this prospectus. This prospectus is an offer to issue or sell the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.
You should read carefully the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.
_______________________________________________________________________________
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process.

PROSPECTUS SUMMARY
 Unless the context otherwise requires, as used in this prospectus, the terms the “Company,” “Houlihan Lokey, Inc.,” “Houlihan Lokey,” “HL,” “we,” “us” and “our” refer to Houlihan Lokey, Inc., a Delaware corporation, and, unless otherwise stated, all of its subsidiaries. We use the term “ORIX USA” to refer to ORIX USA Corporation, a Delaware corporation and a wholly owned subsidiary of ORIX Corporation, a Japanese corporation. References to ORIX USA as a holder of our shares mean ORIX USA acting through its indirect wholly owned subsidiary, ORIX HLHZ Holding LLC, a Delaware limited liability company. We use the term “HL Holders” to refer to our employees and members of our management who hold our Class B common stock through the Houlihan Lokey Voting Trust (the "HL Voting Trust"). We use the term “Fram” to refer to Fram Holdings, Inc., a Delaware corporation and formerly our indirect parent. References to the “IPO” mean our initial public offering in August 2015 of 12,075,000 shares of Houlihan Lokey, Inc. Class A common stock in connection with which HL CA reorganized its business.

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (M&A), financings, financial restructurings and financial advisory services. Through our offices in the United States, Europe, Asia and Australia, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance (encompassing M&A and capital markets advisory), Financial Restructuring (both out‑of‑court and in formal bankruptcy or insolvency proceedings) and Financial Advisory Services (including financial opinions, and a variety of valuation and financial consulting services).
Houlihan Lokey, Inc. was incorporated in Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.
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The Offering

Class A common stock offered by the selling stockholder	Up to 21,610,331 shares
Class A common stock outstanding as of the date of this prospectus	12,163,827 shares

Class B common stock outstanding as of the date of this prospectus	54,544,578 shares
Use of proceeds
The net proceeds from any sale of any shares of Class A common stock covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of such shares.

Class A common stock	The selling stockholder may offer shares of our Class A common stock. See "Description of Capital Stock," below.

Voting Rights
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock may be converted into one share of Class A common stock at the option of its holder and will be automatically converted into one share of Class A common stock upon transfer thereof, subject to certain exceptions. In addition, upon the date on which the aggregate outstanding shares of common stock owned by (i) ORIX USA, (ii) the HL Voting Trust (as defined below) and (iii) the beneficiaries of the HL Voting Trust or certain of their transferees collectively represent less than 20% of the then aggregate outstanding shares of common stock, or on a date specified by holders of at least 66 2/3% of the outstanding shares of Class B common stock, all outstanding shares of Class B common stock will convert automatically into Class A common stock. See “Description of Capital Stock” for additional information.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our amended and restated certificate of incorporation or as required by applicable law. See “Description of Capital Stock-Class A Common Stock and Class B Common Stock.”

As of October 27, 2016, the selling stockholder, ORIX USA, owns 21,610,331 shares of Class B common stock, representing 38.8% of the voting power and 32.4% of the economic interest in us. Such shares will convert into Class A common stock in connection with any sale pursuant to this prospectus.

As of October 27, 2016, the HL Holders hold 32,934,247 shares of Class B common stock indirectly through the HL Voting Trust formed pursuant to a voting trust agreement (the “HL Voting Trust Agreement”) under which all decisions with respect to the voting (but not the disposition) of the Class B common stock held by the HL Holders are made by the trustees of the HL Voting Trust, in their sole and absolute discretion, without fiduciary duties of any kind to the HL Holders. As of October 27, 2016, the HL Holders own 32,934,247 shares of Class B common stock, representing 59.1% of the voting power and 49.4% of the economic interest in us; and our public stockholders collectively own 12,163,827 shares of Class A common stock, representing 2.2% of the voting power and 18.2% of the economic interest in us.

Lock‑up
Shares of common stock held by the HL Holders indirectly through the HL Voting Trust generally are subject to lock‑up agreements until at least August 2018, subject to acceleration in certain circumstances.

Under the terms of each lock‑up agreement, each HL Holder generally is subject to a lock‑up period until August 18, 2018, after which the Class B shares owned by such HL Holder will become transferable in three equal installments on each of August 18, 2018, 2019 and 2020.

In addition, each lock‑up agreement provides that, except as may be otherwise authorized by our board of directors, notwithstanding the lock‑up periods described above, shares of our common stock held by managing directors and certain senior corporate officers of the Company whose employment with us or any of our subsidiaries terminates prior to August 18, 2018 for reasons other than death or disability will be subject to transfer restrictions, and will be ineligible to participate in any follow‑on offerings, in each case, through August 18, 2022.

Stockholders’ Agreement
We have entered into a stockholders’ agreement with ORIX USA and the trustees on behalf of the HL Voting Trust (the “Stockholders’ Agreement”). Under this agreement, each of ORIX USA and the HL Voting Trust currently have the right to recommend the nomination of four of the eleven members of our board of directors. Pursuant to the Stockholders’ Agreement, the number of members of our board of directors that ORIX USA has the right to nominate will decrease if and when ORIX USA's ownership of our common stock decreases below certain thresholds. The Stockholders’ Agreement also provides that approval of two‑thirds of the board will be required for certain corporate actions for a period of time based on ORIX USA’s continuing ownership level, which, based on ORIX USA’s ownership percentage at the time of our initial public offering, essentially gives the ORIX USA nominated directors veto authority over those actions. The Stockholders’ Agreement will terminate when either ORIX USA or the HL Voting Trust no longer holds any shares of our common stock.

See “Certain Relationships and Related Party Transactions, and Director Independence - Agreements with the HL Holders - Stockholders’ Agreement,” in our Annual Report on Form 10-K for our Fiscal Year ended March 31, 2016, as amended ("Form 10-K").

Registration Rights Agreements
We have also entered into a Registration Rights Agreement with each of ORIX USA and the HL Holders which grant registration rights to ORIX USA and such HL Holders pursuant to which (subject to the lock‑up provisions applicable to the HL Holders as discussed above):

●
the holders of registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act of 1933, as amended (the “Securities Act”);

●
if we register any shares of our common stock, the holders of all registrable shares are entitled to notice of the registration and to include all or a portion of their registrable shares in the registration; and

●
in the event that any registration in which the holders of registrable shares participate pursuant to either Registration Rights Agreement is an underwritten public offering, the number of registrable shares to be included may be limited in specified circumstances due to market conditions.

Pursuant to each Registration Rights Agreement, if either ORIX USA or the HL Holders intends to sell shares of Class A common stock in an underwritten offering, the other party has a right to participate in such offering under specified conditions. In the event that the selling stockholder named in this prospectus elects to sell shares in an underwritten offering, the HL Holders will be provided notice prior to such offering and, if any HL Holders elect to participate in such offering, we expect to amend, as necessary, the Registration Statement of which this prospectus is a part.

Pursuant to the Stockholders’ Agreement, the Company has agreed with ORIX USA upon certain limitations with respect to underwritten offerings that occur prior to August 18, 2018. The Registration Rights Agreement with ORIX USA will terminate when ORIX USA no longer holds any shares of our common stock.

See “Certain Relationships and Related Party Transactions, and Director Independence - Agreements with the HL Holders - Registration Rights Agreements,” and “Certain Relationships and Related Party Transactions, and Director Independence - Agreements with the HL Holders - Stockholders’ Agreement,” each in our Form 10-K.

Controlled company	We are a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange.

Dividend policy
We currently pay a quarterly cash dividend equal to $0.17 per share of common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends, including those contained in our revolving line of credit pursuant to a loan agreement, dated as of August 18, 2015, by and among Houlihan Lokey, certain domestic subsidiaries of Houlihan Lokey party thereto and Bank of America, N.A., which provides for a revolving line of credit of $75.0 million that expires on August 18, 2017 (the “Revolving Credit Facility”), and other considerations that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or of our subsidiaries.

Risk factors
Investing in shares of our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

New York Stock Exchange symbol	“HLI.”

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus and each of the risks described in the section entitled "Risk Factors" in our Form 10-K, which is incorporated by reference into this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.
Risks Related to Our Class A Common Stock and this Offering

The dual class structure of our common stock and the existing ownership of our Class B common stock by ORIX USA and the HL Holders through the HL Voting Trust have the effect of concentrating voting control with ORIX USA and the HL Voting Trust for the foreseeable future, which will limit your ability to influence corporate matters. We are controlled by ORIX USA and the HL Voting Trust, whose interests may differ from those of our public stockholders.

Each share of our Class B common stock is entitled to ten votes per share, and each share of our Class A common stock, which is the stock the selling stockholder is offering in this offering, is entitled to one vote per share. Given the greater number of votes per share attributed to our Class B common stock, ORIX USA and the HL Holders through the HL Voting Trust, which each hold shares of Class B common stock, as of October 27, 2016 collectively beneficially own 54,544,478 shares of Class B common stock representing approximately 81.8% of the economic interest and 97.8% of the voting power of our outstanding capital stock. ORIX USA and the HL Voting Trust will, for the foreseeable future, have significant influence over our corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. ORIX USA and the HL Voting Trust are collectively able to, subject to applicable law and to the voting arrangements described in our Form 10-K under ‘‘Directors, Executive Officers and Corporate Governance - Corporate Governance,’’ elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our amended and restated certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The Stockholders’ Agreement also provides that approval of two-thirds of the board will be required for certain corporate actions for a period of time based on ORIX USA’s continuing ownership level, which, based on ORIX USA’s ownership percentage at the time of this offering, essentially gives the ORIX USA directors veto authority over those actions. This concentrated control will limit your ability to influence corporate matters for the foreseeable future and may materially adversely affect the market price of our Class A common stock. It is possible that the interests of ORIX USA and the HL Voting Trust may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, ORIX USA and the HL Voting Trust may have different tax positions or other differing incentives from other stockholders that could influence their decisions regarding whether and when to cause us to dispose of assets, incur new or refinance existing indebtedness or take other actions. Additionally, the holders of our Class B common stock may cause us to make strategic decisions or pursue acquisitions that could involve risks to you or may not be aligned with your interests.

The holders of our Class B common stock will also be entitled to a separate vote in the event we seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our common stock or in a manner that alters or changes the powers, preferences or special rights of the Class B common stock in a manner that affects its holders adversely. Future transfers by holders of Class B common stock will generally result in those shares converting on a one-for-one basis to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long-term.

Our Class A common stock may be affected by limited trading volume and may fluctuate significantly, which may affect stockholders’ ability to sell shares of our Class A common stock.

There has been a limited public market for our Class A common stock and a more active trading market for our Class A common stock may not develop. A substantial majority of our common stock is Class B common stock that is not freely tradeable unless and until converted into Class A common stock. There can be no assurance that the selling stockholder will convert any of its existing Class B common stock into Class A common stock and sell any such shares pursuant to this prospectus or otherwise, or that the HL Holders will convert shares of Class B common stock into shares of Class A common stock and sell such shares in the future. These factors may result in different prices for our Class A common stock than might otherwise be obtained in a more liquid market and could also result in a significant spread between the bid and asked prices for our Class A common stock. In addition, without a larger public float, our Class A common stock may be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our Class A common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our Class A common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our Class A common stock than would be the case if our public float were larger. We cannot predict the prices at which our Class A common stock will trade in the future, if at all.

We are a ‘‘controlled company’’ within the meaning of the New York Stock Exchange listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After this offering, the HL Voting Trust (and, to the extent it is still part of a group with the HL Voting Trust, ORIX USA) will continue to control a majority of the voting power of our outstanding common stock. As a result, we will continue to qualify as a ‘‘controlled company’’ within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a ‘‘controlled company’’ and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors and the requirement that we have a compensation committee that is composed entirely of independent directors. We intend to continue to rely on some or all of these exemptions. As a result, we will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Our Class A common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the offering price.

The market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	quarterly variations in our operating results compared to market expectations;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common shares or the stock of other companies in our industry;

•	adverse publicity about us, the industries we participate in or individual scandals;

•	announcements of new offerings by us or our competitors;

•	stock price performance of our competitors;

•	the limited trading market for our Class A common stock;

•	the failure of research analysts to cover our common shares;

•	fluctuations in stock market prices and volumes;

•	default on our indebtedness;

•	actions by competitors;

•	changes in senior management or key personnel;

•	changes in financial estimates by securities analysts;

•	the market’s reaction to our reduced disclosure as a result of being an ‘‘emerging growth company’’ under the JOBS Act;

•	the market’s reaction to our status as a ‘‘controlled company’’;

•	negative earnings or other announcements by us or other financial services companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	incurrence of indebtedness or issuances of capital stock;

•	global economic, legal and regulatory factors unrelated to our performance; and

•	the other factors listed in this ‘‘Risk Factors’’ section.

Volatility in the market price of our common stock may prevent investors from being able to sell their Class A common stock at or above the offering price. As a result, you may suffer a loss on your investment. In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our share price may decline due to the large number of shares eligible for future sale.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Shares of common stock held by HL Holders indirectly through the HL Voting Trust are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock until at least August 18, 2018, subject to acceleration in certain circumstances. After this period, shares of common stock held by HL Holders indirectly through the HL Voting Trust will become transferable in three equal installments on each of August 18, 2018, 2019 and 2020. In addition, shares of our common stock held by managing directors and certain senior corporate officers of the Company whose employment with the Company or a subsidiary thereof terminates (other than due to a death or disability) before August 18, 2018 will be subject to transfer restrictions until August 2022.

As of the date of this prospectus, subject to the restrictions under the lock-up agreements described above and subject to certain restrictions under the Securities Act, the 54,544,578 shares of our Class A common stock issuable upon conversion of outstanding Class B common stock and the 37,811 shares of Class A common stock issued under our 2016 Incentive Award Plan to our non-employee directors are eligible for sale. Stockholders who are subject to any of the lock-up agreements described above may be permitted to sell shares prior to the expiration of the applicable lock-up agreement in certain circumstances, including as the result of the waiver or termination of such lock-up agreement.

While we currently pay a quarterly cash dividend to our stockholders, we may change our dividend policy at any time and we may not continue to declare cash dividends.

Although we currently pay a quarterly cash dividend to our stockholders, we have no obligation to do so, and our dividend policy may change at any time. Returns on stockholders’ investments will primarily depend on the appreciation, if any, in the price of our Class A common stock. The amount and timing of dividends, if any, are subject to capital availability and periodic determinations by our board of directors that cash dividends are in the best interest of our stockholders and are in compliance with all applicable laws and any other contractual agreements limiting our ability to pay dividends. Under our Revolving Credit Facility, we are restricted from paying cash dividends in certain circumstances, and we expect these restrictions to continue in the future. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Future dividends, including their timing and amount, may be affected by, among other factors: general economic and business conditions; our financial condition and operating results; our available cash and current anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders; and such other factors as our board of directors may deem relevant.

Our dividend payments may change from time to time, and we may not continue to declare dividends in any particular amounts or at all. The reduction in or elimination of our dividend payments could have a negative effect on our stock price.

If securities analysts do not publish research or reports about our business or if they downgrade our Company or our sector, the price of our Class A common stock could decline.

        The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Taking advantage of the reduced disclosure requirements applicable to ‘‘emerging growth companies’’ may make our Class A common stock less attractive to investors.

The JOBS Act provides that, so long as a company qualifies as an ‘‘emerging growth company,’’ it will, among other things:

•
be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•	be exempt from the ‘‘say on pay’’ and ‘‘say on golden parachute’’ advisory vote requirements of the Dodd-Frank Act;

•
be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’); and

•
be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

We currently take advantage of each of the exemptions described above. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. We could be an emerging growth company for up to five years from the date of our IPO in August 2015. We cannot predict if investors will find our Class A common stock less attractive if we continue to elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class A common stock.

Our anti-takeover provisions could prevent or delay a change in control of our Company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that could prevent or delay a change in control of our Company include:

•	the ability to issue ‘‘blank check’’ preferred stock, which could increase the number of outstanding shares and thwart a takeover attempt;

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	the ability to remove directors only for cause;

•	no use of cumulative voting for the election of directors;

•	no ability of stockholders to call special meetings;

•	supermajority voting provisions for stockholder approval of amendments to our certificate of incorporation and by-laws;

•
the requirement that, to the fullest extent permitted by law and unless we agree otherwise, certain proceedings against or involving us or our directors, officers or employees be brought exclusively in the Court of Chancery in the State of Delaware;

•	the ability of stockholders to take action by written consent; and

•	advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, the General Corporation Law of the State of Delaware (the ‘‘DGCL’’), to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

The provision of our amended and restated certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors, officers and stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction in the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "intend," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as a prediction of future events. We are under no duty to and we do not undertake any obligation to update or review any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS
We will not receive any proceeds from the sale of Class A common stock under this prospectus.
The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services used by the selling stockholder in connection with sales by it. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A common stock covered by this prospectus, including, but not limited to, all registration and filing fees and the fees and expenses of our counsel and accountants and certain expenses of counsel to the selling stockholder.
DESCRIPTION OF CAPITAL STOCK
General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 1,000,000,000 shares and our authorized Class B common stock consists of 1,000,000,000 shares.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Class A Common Stock and Class B Common Stock

As of October 27, 2016, there were 12,163,827 shares of our Class A common stock outstanding and 54,548,978 shares of Class B common stock outstanding.

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise described below with respect to the right to vote on any amendment to our amended and restated certificate of incorporation relating to any series of preferred stock or as required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.

Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. Under our amended and restated certificate of incorporation, holders of our Class A common stock and Class B common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation or pursuant to the DGCL.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividends or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid equally, identically and ratably, on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such stock, as the case may be).

Liquidation. In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and after making provision for the entitlements of holders of any series of preferred stock, our remaining assets and funds, if any, shall be divided among and paid ratably to the holders of the shares of Class A common stock and Class B common stock, treated as a single class, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications. If we subdivide, combine or reclassify in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transaction. In connection with any change of control transaction (as defined in our amended and restated certificate of incorporation), the holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated certificate of incorporation. In addition, upon the date on which (x) the aggregate outstanding shares of common stock owned by (i) ORIX USA, (ii) the HL Voting Trust and (iii) the beneficiaries of the HL Voting Trust or certain of their transferees, together with (y) the outstanding shares of our common stock (A) received by a holder of our common stock in connection with the grant, vesting and/or payment of an equity compensatory award and (B) with respect to which such holder has given the right to vote, pursuant to an irrevocable proxy, to the person or persons as may be designated by us from time to time, collectively represent less than 20% of the then aggregate outstanding shares of common stock, or on a date specified by the holders of at least 66 2/3% of the outstanding shares of Class B common stock (the ‘‘Final Conversion Date’’), all outstanding shares of Class B common stock shall convert automatically into Class A common stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of each series of preferred stock. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the preferred stock voting separately as a class shall be required therefor.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

We have entered into Registration Rights Agreements with each of ORIX USA and the HL Holders pursuant to which these holders can demand that we file a registration statement relating to shares of our common stock, including shares of our Class A common stock issuable upon conversion of the shares of our Class B Common Stock, which common stock we refer to as registrable shares, and can request that their registrable shares be covered by a registration statement that we are otherwise filing. In the case of the HL Holders, these rights are subject to the lock-up provisions discussed in our Form 10-K under "Certain Relationships and Related Transactions, and Director Independence - Agreements with the HL Holders - Lock-Up Agreements."

Demand Registration Rights. Under the terms of each of the Registration Rights Agreements, the holders of registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act. We will effect the registration as requested unless, in the good faith and reasonable judgment of our board of directors, such registration should be delayed. We may be required to effect three of these registrations per year. In addition, at times when we are eligible for the use of Form S-3, or any successor form, holders of registrable shares entitled to demand registration rights may make unlimited requests that we register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form.

Incidental Registration Rights. In addition, if at any time we register any shares of our Class A common stock, the holders of all registrable shares are entitled to notice of the registration and to have all or a portion of their registrable shares included in the registration. Pursuant to each Registration Rights Agreement, if either ORIX USA or the HL Holders intends to sell shares of Class A common stock in an underwritten offering, the other party has a right to participate in such offering under specified conditions. In the event that the selling stockholder named in this prospectus elects to sell shares in an underwritten offering, the HL Holders will be provided notice prior to such offering and, if any HL Holders elect to participate in such offering, we expect to amend, as necessary, the Registration Statement of which this prospectus is a part.

Other Provisions. In the event that any registration in which the holders of registrable shares participate pursuant to either of our Registration Rights Agreements is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and transfer taxes. Our Registration Rights Agreements contain cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholder in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Exclusive Venue

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Provisions

We are not governed by Section 203 of the DGCL (‘‘Section 203’’), and the restrictions contained in Section 203 will not apply to us, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of our amended and restated certificate of incorporation, apply to us; and (ii) the Final Conversion Date has occurred, and we will thereafter be governed by Section 203 if and for so long as Section

203 by its terms shall apply to us. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a ‘‘business combination’’ with any ‘‘interested stockholder’’ for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A ‘‘business combination’’ includes, among other things, a merger or consolidation involving us and the ‘‘interested stockholder’’ and the sale of more than 10% of our assets. In general, an ‘‘interested stockholder’’ is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person will be an ‘‘interested stockholder’’ subject to any such prohibition on engaging in business combinations with us.

Classified Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the division of our board of directors into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, from and after the Final Conversion Date, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Additional provisions with regard to removal of directors are included in our Stockholders’ Agreement. Subject to any rights of the holders of any series of preferred stock to elect directors, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Super-Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2/3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes of the then-outstanding shares of our capital stock, which all our stockholders would be entitled to cast in an election of directors, voting together as a single class, is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation described in this paragraph and under ‘‘—Classified Board of Directors and Removal of Directors’’ above.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. From and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders in lieu of a meeting.

Special Meeting of Stockholders

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors pursuant to a resolution adopted by the majority of our board, our chairman of the board (or in the event of co-chairmen, either chairman), our chief executive officer, our president or either of our co-presidents (in the event there is no chief executive officer).

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol ‘‘HLI.’’

SELLING STOCKHOLDER
  The selling stockholder named below may offer to sell from time to time pursuant to this prospectus up to an aggregate of 21,610,331 shares of Class A common stock, which are issuable upon conversion on a one-for-one basis of shares of Class B common stock currently owned by the selling stockholder.

        The number of shares and percentage of beneficial ownership prior to this offering set forth below is based on 12,163,827 shares of Class A common stock outstanding as of October 27, 2016. This number excludes 54,548,978 shares of Class A common stock issuable in exchange for 54,544,578 shares of our Class B common stock. The number of shares and percentage of beneficial ownership after this offering set forth below is based on 12,163,827 shares of Class A common stock and assumes the sale of all shares of Class A common stock offered by the selling stockholder pursuant to this prospectus.

        Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling stockholder may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus if and when necessary.

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
	Class A		Class B		% total voting power*	Shares being Sold	Class A		Class B		% total voting power**
Name of beneficial owner	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
ORIX USA (1)	—	—%	21,610,331	32.4%	38.8%	21,610,331	—	—%	—	—%	—%
______________________

*
Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share and each share of Class B common stock will be entitled to ten votes per share. For more information, see “Description of Capital Stock-Class A Common Stock and Class B Common Stock.”

(1)
The following individuals are the members of the board of directors of ORIX USA and as such may be deemed to share voting and dispositive control of the shares of common stock held by ORIX USA: Yoshihiko Miyauchi, Makoto Inoue, Kazuo Kojima, Hideto Nishitani, Clint McDonnough and David E. Mundell. These individuals disclaim beneficial ownership of the shares held by ORIX USA. ORIX USA’s shares are held directly by ORIX HLHZ Holding LLC, a Delaware limited liability company, which is wholly owned by ORIX Capital Markets, LLC, a Delaware limited liability company, which is wholly owned by ORIX USA. The address of all three ORIX entities is 1717 Main Street, Suite 1100, Dallas, Texas 75201.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON–UNITED STATES HOLDERS OF CLASS A COMMON STOCK
The following discussion is a summary of the material United States federal income tax consequences to Non-United States Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the ‘‘IRS’’), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-United States Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-United States Holders that hold our Class A common stock as a ‘‘capital asset’’ within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-United States Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-United States Holders subject to special rules, including, without limitation:

•	United States expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	‘‘controlled foreign corporations,’’ ‘‘passive foreign investment companies,’’ and corporations that accumulate earnings to avoid United States federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-United States Holder

For purposes of this discussion, a ‘‘Non-United States Holder’’ is any beneficial owner of our Class A common stock that is neither a ‘‘United States person’’ nor an entity treated as a partnership for United States federal income tax purposes. A United States person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a United States court and the control of one or more ‘‘United States persons’’ (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-United States Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under ‘‘—Sale or Other Taxable Disposition.’’

Subject to the discussion below on effectively connected income, dividends paid to a Non-United States Holder of our Class A common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-United States Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-United States Holder holds the stock through a financial institution or other intermediary, the Non-United States Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-United States Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-United States Holder are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-United States Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-United States Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-United States Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-United States Holder will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of Class A our common stock unless:

•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-United States Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our Class A common stock constitutes a United States real property interest (‘‘USRPI’’) by reason of our status as a United States real property holding corporation (‘‘USRPHC’’) for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses of the Non-United States Holder (even though the individual is not considered a resident of the United States), provided the Non-United States Holder has timely filed United States federal income tax returns with respect to such losses. With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-United States Holder of our Class A common stock will not be subject to United States federal income tax if our Class A common stock is ‘‘regularly traded,’’ as defined by applicable Treasury Regulations, on an established securities market, and such Non-United States Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-United States Holder’s holding period.

Non-United States Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.

However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-United States Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or ‘‘FATCA’’) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a ‘‘foreign financial institution’’ or a ‘‘non-financial foreign entity’’ (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any ‘‘substantial United States owners’’ (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain ‘‘specified United States persons’’ or ‘‘United States-owned foreign entities’’ (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION
This prospectus relates to up to 21,610,331 shares of Class A common stock that may be sold by the selling stockholder named in this prospectus from time to time, which are issuable upon conversion of an equivalent number of shares of Class B common stock held by the selling stockholder.
The selling stockholder may sell all or a portion of the Class A common stock offered hereby from time to time in the future directly or through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions through:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	transactions in which broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
If the selling stockholder effects such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholder may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares to broker-dealers that in turn may sell such shares. Under our trading policy for employees, our employees may not engage in short sales of our securities.
The selling stockholder may pledge or grant a security interest in some or all Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision under the Securities Act, amending, if necessary, the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholder and any broker-dealer participating in the distribution of the Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that the selling stockholder will sell any or all of the Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the foregoing may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.
We will not receive any cash proceeds from the sale by the selling stockholder of our Class A common stock pursuant to this prospectus. The selling stockholder will bear the cost of any underwriting discounts and selling commissions related to the offering and sale of shares of Class A common stock pursuant to this prospectus. We may indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, or the selling stockholder will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholder against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we or they may be entitled to contribution.

LEGAL MATTERS
The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California.
EXPERTS
The consolidated financial statements and schedules of Houlihan Lokey, Inc. as of March 31, 2016 and 2015, and for each of the years in the three-year period ended March 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock being offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.
The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus and before the date that the offerings of the Class A common stock by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on June 23, 2016 (File No. 001-37537);

•	Our Form 10-K/A, filed on July 28, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 11, 2016;

•
All other documents filed by the Company under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Houlihan Lokey, Inc., 102520 Constellation Blvd., 5th Floor, Los Angeles, CA 90067. You also may contact us at (310) 788-5200 or visit the "SEC Filings and Financial Reports" page of our Investor Relations website at www.hl.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

21,610,331 Shares
HOULIHAN LOKEY, INC.
Class A Common Stock
_______________________________________________________________________________
PROSPECTUS
_______________________________________________________________________________
, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$61,038
Legal fees and expenses	$20,000
Accounting fees and expenses	$25,000
Miscellaneous	$10,000
Total	$116,038
Each of the amounts set forth above, other than the registration fee, is an estimate.
Item 15.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the "DGCL"), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Tenth of the Registrant's amended and restated certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitation of liability.
The Registrant has also entered into separate indemnification agreements with each of its directors which are in addition to the Registrant's indemnification obligations under its amended and restated certificate of incorporation. These indemnification agreements may require the Registrant, among other things, to indemnify its directors against expenses and liabilities that may arise by reason of their status as directors, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors' and officers' insurance.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.    Exhibits.

Exhibit Number	Description
3.1
Amended and Restated Certificate of Incorporation of the Registrant, dated August 18, 2015 (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 333-205610) filed by the Registrant on August 21, 2015)

3.2	Amended and Restated Bylaws of the Registrant, dated August 18, 2015 (incorporated by reference to Exhibit 3.2 to the Form 8-K (File No. 333-205610) filed by the Registrant on August 21, 2015)
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of KPMG LLP, independent registered public accountants
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)
Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HOULIHAN LOKEY, INC.

Date: October 31, 2016	By: /s/ SCOTT L. BEISER
Name: Scott L. Beiser
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints Scott L. Beiser, J. Lindsey Alley and Christopher M. Crain, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons in the capacities on the dates indicated.

HOULIHAN LOKEY, INC.

Date: October 31, 2016	/s/ SCOTT L. BEISER
Scott L. Beiser
Chief Executive Officer and Director
(Principal Executive Officer)

Date: October 31, 2016	/s/ J. LINDSEY ALLEY
J. Lindsey Alley
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: October 31, 2016	/s/ IRWIN N. GOLD
Irwin N. Gold
Executive Chairman and Director

Date: October 31, 2016	/s/ SCOTT J. ADELSON
Scott J. Adelson
Co-President and Director

Date: October 31, 2016	/s/ DAVID A. PREISER
David A. Preiser
Co-President and Director

Date: October 31, 2016	/s/ RON K. BARGER
Ron K. Barger
Director

Date: October 31, 2016	/s/ JACQUELINE B. KOSECOFF
Jacqueline B. Kosecoff
Director

Date: October 31, 2016	/s/ ROBERT J.B. LENHARDT
Robert J.B. Lenhardt
Director

Date: October 31, 2016	/s/ HIDETO NISHITANI
Hideto Nishitani
Director

Date: October 31, 2016	/s/ ROBERT A. SCHRIESHEIM
Robert A. Schriesheim
Director

Date: October 31, 2016	/s/ BENNET VAN DE BUNT
Bennet Van de Bunt
Director

Date: October 31, 2016	/s/ PAUL E. WILSON
Paul E. Wilson
Director